Exhibit 99.1

Cross Country Healthcare Completes Asset Acquisition of Workforce Solutions Group, Inc. and Secures New $100 Million Financing

BOCA RATON, Fla.--(BUSINESS WIRE)--June 8, 2021--Cross Country Healthcare, Inc., (NASDAQ: CCRN), a leading provider of advisory and workforce solutions, including contingent staffing, permanent placement, and other consultative services for healthcare clients, today announced the asset acquisition of Workforce Solutions Group, Inc. (WSG), effective June 8, 2021. Based in California, WSG primarily works with local and national healthcare plans and managed care providers to coordinate in-home care services for participants. WSG also provides a range of consulting and talent management solutions to its healthcare clients, including home care staffing, recruitment process outsourcing, contingent workforce evaluation, and talent acquisition.

“I am very pleased to announce our acquisition of Workforce Solutions Group, a strong entrepreneurial woman-led business and our first acquisition since my return to the company. This acquisition allows us to expand our footprint into the home care business and participate in healthcare in a different way by serving in a critical role in caring for our aging population and others. In particular, I am excited about the managed service offerings provided by WSG that help healthcare facilities manage the complexities of sourcing, recruiting, and employing healthcare professionals to meet the needs of patients requiring care in the home or in the community versus going to a nursing home. These offerings are akin to Cross Country’s managed service program (MSP) services but in an adjacent space that we believe will continue to grow and enable seniors to remain independent in their own homes for as long as possible,” said Kevin C. Clark, Co-Founder and Chief Executive Officer of Cross Country Healthcare.

“I am excited that Workforce Solutions Group is joining the Cross Country family. This partnership provides additional resources and support that will allow us to expand our industry leading services to more customers and accelerate our growth,” said Pamela Jung, Founder and Chief Executive Officer of Workforce Solutions Group, Inc. “Further, I look forward to the enhanced career opportunities this partnership can provide for our incredible team members,” said Jung.

The purchase price included $25.0 million in cash and $5.0 million in shares of the Company’s Common Stock, subject to a net working capital adjustment. Sellers are also eligible to receive an earn-out based on WSG’s 2021 through 2023 performance that could provide up to an additional $15.0 million of cash over the three years.

In conjunction with the acquisition, the Company has entered into a $100.0 million second lien term loan having a 6-year maturity, with an interest rate of one-month LIBOR plus 5.75% per annum, subject to a 0.75% LIBOR floor. The proceeds of the term loan were used to pay the $25.0 million cash purchase price, as well as costs, fees, and expenses in connection with the transactions, with the remainder used to pay down a portion of the asset based line of credit.

Clark continued, “I am also pleased to have a strong partner such as Blackstone enter our capital structure with a significant commitment to our acquisition strategy. This additional capacity will allow for future tuck-ins that further our growth plans.”

About Cross Country Healthcare

Cross Country Healthcare, Inc. (CCH) is a leader in providing total talent management including strategic workforce solutions, contingent staffing, permanent placement, and consultative services for healthcare customers. Leveraging our 35 years of industry expertise and insight, CCH solves complex labor-related challenges for customers while providing high-quality outcomes and exceptional patient care. As a multi-year Best of Staffing® Award winner, CCH is committed to an exceptionally high level of service to both our clients and our healthcare professionals. CCH was the first publicly traded staffing firm to obtain The Joint Commission Certification, which it still holds with a Letter of Distinction. In February 2021, CCH earned Energage’s inaugural 2021 Top Workplaces USA award. CCH has a longstanding history of investing in its diversity, equality, and inclusion strategic initiatives as a key component of the organization’s overall corporate social responsibility program which is closely aligned with its core values to create a better future for its people, communities, the planet, and its shareholders.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at ir.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, made with the Securities and Exchange Commission (SEC) filings and other notices by e-mail.

Contacts

Cross Country Healthcare, Inc.
William J. Burns, 561-273-2555
Executive Vice President and Chief Financial Officer
wburns@crosscountry.com